Exhibit 99.1

Molson Coors Beverage Company Reports 2021 Third Quarter Results

Reaffirms Key 2021 Financial Guidance as Company Continues to Deliver on its Revitalization Plan and Premiumize its Portfolio

Reinvests in Business While Deleveraging the Balance Sheet and Reinstating a Dividend

GOLDEN, Colo. & MONTREAL--(BUSINESS WIRE)--October 28, 2021--Molson Coors Beverage Company (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2021 third quarter.

2021 THIRD QUARTER FINANCIAL HIGHLIGHTS

  Net sales revenue increased 2.5% reported and 1.0% in constant currency, as the impact of strong net pricing, positive brand and channel mix, more than offset lower financial volumes driven by economy brand declines and U.S. domestic shipment timing.
  Net sales revenue per hectoliter increased 3.6%, on a brand volume basis in constant currency, primarily due to strong net pricing, favorable brand mix related to portfolio premiumization and the favorable impact of channel mix as the on-premise reopens further.
  U.S. GAAP net income attributable to Molson Coors Beverage Company (MCBC) of $453.0 million, $2.08 per share on a diluted basis. Non-GAAP diluted EPS of $1.75 per share increased 8.0%.
  Underlying (Non-GAAP) EBITDA of $642.6 million decreased 10.9% in constant currency as net sales revenue growth and lower general and administrative expenses were more than offset by increases in cost of goods sold and higher marketing spend.

CEO AND CFO PERSPECTIVES

We laid out our revitalization plan two years ago and can proudly say we continue to make progress against that plan.

Our third quarter successes included our biggest brand, Coors Light, growing total share of beer in the U.S. Our Above Premium portfolio’s net sales revenue has surpassed 25% of our brand volume net sales revenue on a trailing twelve month basis for the first time since the revitalization plan was announced. We have also grown share of the U.S. Above Premium segment for two straight quarters for the first time in over five years. And with three months still left in the year, we have sold nearly two million cases of non-alcohol products for the first time in company history as we continue to deliver against our beyond beer ambitions.

The momentum we have established and gains we have made come against an incredibly difficult backdrop of global supply chain challenges and transportation cost inflation.

Gavin Hattersley, President and Chief Executive Officer Statement:

“Twenty-four months ago, we announced a revitalization plan to put Molson Coors on track to deliver sustainable top and bottom-line growth, and we continue to make meaningful progress towards that goal. In spite of a difficult environment, global supply chain challenges and significant inflation in the third quarter, Coors Light is growing share of the US beer category, we are premiumizing our portfolio, and we are driving scale beyond the beer aisle. We have more work ahead but our production and our inventory levels are improving and we will continue to invest behind our growth. I remain confident that we are on track to deliver our full year key financial guidance for 2021.”

Tracey Joubert, Chief Financial Officer Statement:

“Today we are able to again reaffirm our key financial annual guidance thanks to the actions we have and are taking to manage through the supply chain challenges and inflationary cost headwinds facing all consumer products companies. We have invested behind our business, driving premiumization of our portfolio of brands and strengthening our core business while continuing to de-lever our balance sheet and to reinstate a dividend.”

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2021
	Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2021	September 30, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$2,822.7	$2,753.5	2.5%	$42.3	1.0%
U.S. GAAP Net income (loss)(1)	$453.0	$342.8	32.1%
Per diluted share	$2.08	$1.58	31.6%
Underlying Net income (loss)(2)	$380.5	$350.8	8.5%
Per diluted share	$1.75	$1.62	8.0%
Underlying EBITDA(2)	$642.6	$712.5	(9.8)%	$8.0	(10.9)%
	Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2021	September 30, 2020	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(2)
Net sales	$7,660.5	$7,359.7	4.1%	$163.7	1.9%
U.S. GAAP Net income (loss)(1)	$925.7	$420.8	120.0%
Per diluted share	$4.26	$1.94	119.6%
Underlying Net income (loss)(2)	$725.9	$765.1	(5.1)%
Per diluted share	$3.34	$3.53	(5.4)%
Underlying EBITDA(2)	$1,620.4	$1,757.0	(7.8)%	$21.2	(9.0)%
(1)	Net income (loss) attributable to MCBC.
(2)	Represents net income (loss) attributable to MCBC and EBITDA adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
NET SALES DRIVERS
	Three Months Ended September 30, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(3.9)%	4.9%	1.5%	2.5%	3.6%	(3.6)%
North America	(4.8)%	2.7%	0.9%	(1.2)%	2.4%	(3.8)%
Europe	(2.0)%	16.7%	4.5%	19.2%	11.0%	(3.0)%
	Nine Months Ended September 30, 2021
	Reported
Percent change versus comparable prior year period	Financial Volume	Price, Product and Geography Mix	Currency	Net Sales	Net Sales per hectoliter (BV basis)(1)	Brand Volume
Consolidated	(3.0)%	4.9%	2.2%	4.1%	3.7%	(2.9)%
North America	(3.7)%	4.1%	1.2%	1.6%	3.3%	(3.7)%
Europe	(0.8)%	10.5%	8.0%	17.7%	8.0%	(0.5)%
(1)

Our net sales per hectoliter performance discussions are presented on a brand volume ("BV") basis, which reflects owned or actively managed brand volume, along with royalty volume, in the denominator, as well as the financial impact of these sales (in constant currency) in the numerator, unless otherwise indicated.

QUARTERLY HIGHLIGHTS (VERSUS THIRD QUARTER 2020 RESULTS)

  Net sales revenue: increased 2.5% on a reported basis, and 1.0% in constant currency due to strong net pricing in both North America and Europe, favorable brand mix from premiumization of the portfolio as well as positive channel mix as the on-premise continues to reopen, particularly in Europe and Canada, partially offset by the impact of lower financial volumes driven by economy brand declines and U.S. domestic shipment timing. Financial volumes decreased 3.9%, primarily due to lower brand volumes. Brand volumes decreased 3.6%, primarily due to a decline in the U.S. driven by economy brands including the de-prioritization of non-core SKUs, as well as lower Central Europe volumes and the cycling of prior year volumes of our India business which was disposed of in the first quarter of 2021, partially offset by brand volume growth in Canada and Latin America as the on-premise continues to reopen. Net sales per hectoliter on a brand volume basis increased 3.6% in constant currency, reflecting the strong net pricing growth as well as favorable impact to brand mix of premiumization of the portfolio, as well as favorable channel mix.
  Cost of goods sold (COGS) per hectoliter: increased 9.3% on a reported basis primarily due to higher transportation costs and other input costs inflation, mix impacts from premiumization of the portfolio and volume deleverage, partially offset by cost savings and favorable unrealized mark-to-market changes on our commodity positions. Underlying COGS per hectoliter: increased 8.9% in constant currency primarily due to higher transportation costs and other input costs inflation, mix impacts from the premiumization of the portfolio and volume deleverage, partially offset by cost savings.
  Marketing, general & administrative (MG&A): increased 4.8% on a reported basis. Underlying MG&A: increased 3.5% in constant currency primarily due to the increase in marketing spend against our core brands and new innovations, as well as the cycling of lower prior year marketing spend in areas impacted by the coronavirus pandemic, partially offset by lower incentive compensation and equity income related to The Yuengling Company LLC ("TYC") joint venture which started distribution in Texas in the third quarter of 2021.
  U.S. GAAP pretax income: increased 6.7% on a reported basis primarily due to strong net pricing, favorable brand and channel mix, lower special items charges, lower incentive compensation and favorable movement on unrealized mark-to-market valuations on our commodity positions, partially offset by increases in cost of goods sold from both inflation and mix, lower financial volumes and higher marketing spend.
  Underlying EBITDA: decreased 10.9% in constant currency, primarily due to increases in cost of goods sold due to inflation and mix, lower financial volumes, as well as increased marketing spend to support our brands and new innovations, partially offset by strong net pricing, positive brand and channel mix, and lower general and administrative spend.

CASH FLOW AND LIQUIDITY HIGHLIGHTS

  U.S. GAAP cash from operations: net cash provided by operating activities was $1,267.7 million for the nine months ended September 30, 2021 compared to $1,493.2 million in the prior year. The decrease was primarily due to the unfavorable timing of working capital, higher cash paid for taxes and lower net income adjusted for non-cash add-backs, partially offset by lower interest paid. The nine months ended September 30, 2020 benefited from over $200 million of net tax payment deferrals related to various government-sponsored deferral programs associated with the coronavirus pandemic while during the nine months ended September 30, 2021, we made approximately $75 million of net repayments against the tax payment deferral.
  Underlying free cash flow: cash received of $933.0 million for the nine months ended September 30, 2021 represents a decrease in cash received of $227.3 million from the prior year, primarily due to the unfavorable timing of working capital and lower Underlying EBITDA, partially offset by lower capital expenditures. The nine months ended September 30, 2020 benefited from over $200 million of net tax payment deferrals related to various government-sponsored deferral programs associated with the pandemic while during the nine months ended September 30, 2021, we made approximately $75 million of net repayments against the tax payment deferral. The decrease in capital expenditures resulted from the timing of capital projects.
  Debt: Total debt at the end of the third quarter of 2021 was $7.2 billion, and cash and cash equivalents totaled $0.6 billion, resulting in net debt of $6.6 billion. Continuing our commitment to deleverage, in July 2021, we repaid in full $1.0 billion 2.1% senior notes that matured on July 15, 2021 using a combination of cash on hand and proceeds from commercial paper issuances.
  Dividends: A quarterly dividend was reinstated in the third quarter of 2021. On July 15, 2021, the Company's Board of Directors declared a quarterly cash dividend of $0.34 per share, which was paid on September 17, 2021, to holders of Class A and Class B common stock. Shareholders of exchangeable shares received the CAD equivalent of dividends declared on Class A and Class B common stock, equal to CAD 0.42 per share.

QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2020 RESULTS)

North America Business

  Revenue: Net sales on a reported basis, decreased 1.2% and 2.1% in constant currency primarily due to a 4.8% decrease in financial volumes which was driven by lower brand volumes and unfavorable shipment timing in the U.S.. North America brand volumes decreased 3.8% primarily due to a 5.2% decline in the U.S. driven by economy brands including the de-prioritization of non-core SKUs, partially offset by growth in above premium. Brand volumes in Canada and Latin America grew 0.5% and 9.0%, respectively, reflecting the benefit of fewer on-premise restrictions in the third quarter of 2021.

  Net sales per hectoliter on a brand volume basis increased 2.4% in constant currency due to net pricing increases and positive brand mix, partially offset by unfavorable geographic mix attributed to growing license volume in Latin America. In the U.S., net sales per hectoliter on a brand volume basis increased 3.2% which reflects strong brand mix performance as we continue to premiumize our portfolio. The rate favorability was offset by financial volume decreases, resulting in a 3.7% decrease in net sales revenue in the U.S. Net sales per hectoliter on a brand volume basis grew in Canada due to positive brand and channel mix, as well as net pricing increases, while Latin America also increased due to favorable sales mix.
  U.S. GAAP pretax income (loss): decreased 13.7% on a reported basis primarily due to lower financial volumes, inflation within cost of goods sold, including higher transportation and input costs, and higher MG&A expense, partially offset by net pricing increases, cost savings in cost of goods sold, lower special items charges and favorable brand mix. The higher MG&A expense was driven by higher marketing investment on innovation brands and cycling lower prior year marketing spending in areas impacted by the coronavirus pandemic, partially offset by lower incentive compensation expense and equity income from the TYC joint venture.
  Underlying EBITDA: decreased 14.3% in constant currency primarily due to lower U.S. GAAP pretax income (loss) and the add back of lower special items charges.

Europe Business

  Revenue: Net sales increased 19.2% on a reported basis and 14.7% in constant currency, primarily due to the increase in net sales per hectoliter on a reported basis. Financial volume decreased 2.0% and brand volumes decreased 3.0%, primarily due to increased on-premise restrictions in certain Central and Eastern European markets and the cycling of prior year volumes of our India business which was disposed of in the first quarter of 2021. Net sales per hectoliter on a brand volume basis increased 11.0% in constant currency primarily due to favorable sales mix, and positive net pricing, as well as cycling prior year estimated keg sales returns related to the on-premise impacts resulting from the coronavirus pandemic.
  U.S. GAAP pretax income (loss): increased 124.2%, on a reported basis primarily due to higher gross profit as a result of favorable sales mix, positive net pricing, and lower special items charges, partially offset by cost inflation and higher MG&A expenses due to increased marketing spend to support our brands and the cycling of lower spend in the prior year driven by cost mitigation efforts as a result of the impact of the coronavirus pandemic.

Underlying EBITDA: increased 2.7% in constant currency due to higher gross profit as a result of favorable sales mix and positive net pricing, partially offset by cost inflation and higher MG&A expenses due to increased marketing spend to support our brands and the cycling of lower spend in the prior year driven by cost mitigation efforts as a result of the impact of the coronavirus pandemic.

OTHER RESULTS

Effective Income Tax Rates

(Unaudited)	Three Months Ended
	September 30, 2021	September 30, 2020
U.S. GAAP effective tax rate	6%	23%
Underlying effective tax rate(1)	1%	20%
(1)	See Appendix for definitions and reconciliations of non-GAAP financial measures.
  The decrease in our third quarter U.S. GAAP effective tax rate and our third quarter Underlying effective tax rate was primarily driven by the release of $68 million of reserves for unrecognized tax positions, including $49 million of a discrete tax benefit, recorded due to the effective settlement reached on a tax audit during the three months ended September 30, 2021.
  The lower U.S. GAAP effective tax rate for the third quarter of 2021, compared to the third quarter of 2020, was also driven by recognition of a $6 million discrete tax expense in the third quarter of 2020 from the remeasurement of certain deferred tax liabilities. In the third quarter of 2020, the U.K. government announced that the legislation to decrease the U.K. corporate income tax rate would be repealed and the rate would not be reduced from 19 to 17 percent as originally planned.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the third quarter of 2021, we recognized net special items gain of $2.6 million, primarily due to a net gain on disposal of a non-core property in Europe, partially offset by asset abandonment charges related to previously disclosed brewery closures in North America and Europe as well as restructuring charges related to the revitalization plan.
  Additionally during the third quarter of 2021, we recorded other non-core net benefits of $94.4 million primarily due to changes in our unrealized mark-to-market positions on commodity hedges.

2021 OUTLOOK

While uncertainty remains regarding the coronavirus pandemic, including the timing and strength of the recovery, we continue to expect the following results for the full year 2021, which we consider a year of investment:

  Net sales revenue: mid-single digit increase versus 2020 on a constant currency basis.
  Underlying EBITDA: approximately flat compared to 2020 on a constant currency basis.
  Deleverage: We intend to maintain our investment grade rating as demonstrated by our continued deleveraging actions. We expect to achieve a net debt to underlying EBITDA ratio of approximately 3.25x by the end of 2021 and below 3.0x by the end of 2022.
  Underlying depreciation and amortization: approximately $800 million.
  Consolidated net interest expense: approximately $270 million, plus or minus 5%.
  Underlying effective tax rate: Due to the release of reserves for unrecognized tax positions in the third quarter, the full year 2021 outlook for our underlying effective tax rate is now between 13 and 15 percent, which compares to the prior full-year outlook of 20 to 23 percent.

NOTES

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2021, compared to the third quarter ended September 30, 2020. Some numbers may not sum due to rounding.

2021 THIRD QUARTER INVESTOR CONFERENCE CALL

Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2021 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 23, 2022. The Company will post this release and related financial statements on its website today.

INVESTOR CALENDAR

Reports Q4 2021 Results	February 24, 2022

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY

For over two centuries Molson Coors Beverage Company has been brewing beverages that unite people to celebrate all life’s moments. From Coors Light, Miller Lite, Molson Canadian, Carling, and Staropramen to Coors Banquet, Blue Moon Belgian White, Blue Moon LightSky, Vizzy, Leinenkugel’s Summer Shandy, Creemore Springs, Hop Valley and more, Molson Coors produces many beloved and iconic beer brands. While the company’s history is rooted in beer, Molson Coors offers a modern portfolio that expands beyond the beer aisle as well.

Our reporting segments include: North America, operating in the U.S., Canada and various countries in Latin and South America; and Europe, operating in Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, the Republic of Ireland, Romania, Serbia, the U.K., various other European countries, and certain countries within Africa and Asia Pacific. In addition to our reporting segments, we also have certain items that are unallocated to our reporting segments and reported as "Unallocated", which primarily include financing related costs and impacts of other treasury-related activities. Our ESG strategy is focused on People and Planet with a strong commitment to raising industry standards and leaving a positive imprint on our employees, consumers, communities, and the environment. To learn more about Molson Coors Beverage Company, visit molsoncoors.com, MolsonCoorsOurImprint.com or on Twitter through @MolsonCoors.

ABOUT MOLSON COORS CANADA INC.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” "aims," “expect,” “intend,” “anticipate,” “project,” “will,” “outlook,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Statements that refer to projections of our future financial performance, our anticipated results, cost savings and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the heading "2021 Outlook," expectations regarding the impacts of the coronavirus pandemic on our business, impact of the cybersecurity incident, including on revenues and related expenses, future dividends, overall volume trends, consumer preferences, pricing trends, industry forces, cost reduction strategies, including our revitalization plan announced in 2019 and the estimated range of related charges and timing of cash charges, anticipated results, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, shipment levels and profitability, market share and the sufficiency of capital resources. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, the impact of the coronavirus pandemic, the impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; a breach of our information systems; our reliance on third party service providers and internal and outsourced systems; our ability to implement our strategic initiatives, including executing and realizing cost savings; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; unfavorable legal or regulatory outcomes affecting the business; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Information Resources, Inc. for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX

STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Financial volume in hectoliters	22.851	23.789	62.891	64.803
Sales	$3,435.4	$3,378.4	$9,255.5	$8,946.0
Excise taxes	(612.7)	(624.9)	(1,595.0)	(1,586.3)
Net sales	2,822.7	2,753.5	7,660.5	7,359.7
Cost of goods sold	(1,629.1)	(1,551.0)	(4,464.4)	(4,486.6)
Gross profit	1,193.6	1,202.5	3,196.1	2,873.1
Marketing, general and administrative expenses	(664.8)	(634.5)	(1,889.4)	(1,788.7)
Special items, net	2.6	(59.7)	(17.3)	(210.6)
Operating income (loss)	531.4	508.3	1,289.4	873.8
Interest income (expense), net	(63.3)	(67.9)	(196.5)	(206.5)
Other pension and postretirement benefits (costs), net	12.9	7.6	38.9	22.7
Other income (expense), net	(0.4)	2.4	(2.3)	3.4
Income (loss) before income taxes	480.6	450.4	1,129.5	693.4
Income tax benefit (expense)	(26.8)	(104.0)	(203.4)	(265.2)
Net income (loss)	453.8	346.4	926.1	428.2
Net (income) loss attributable to noncontrolling interests	(0.8)	(3.6)	(0.4)	(7.4)
Net income (loss) attributable to MCBC	$453.0	$342.8	$925.7	$420.8

Basic net income (loss) attributable to MCBC per share:	$2.09	$1.58	$4.26	$1.94
Diluted net income (loss) attributable to MCBC per share:	$2.08	$1.58	$4.26	$1.94

Weighted average shares - basic	217.2	216.9	217.1	216.8
Weighted average shares - diluted	217.6	217.0	217.5	217.0

Dividends per share	$0.34	$—	$0.34	$0.57

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$616.3	$770.1
Accounts receivable, net	808.3	558.0
Other receivables, net	183.3	129.1
Inventories, net	806.5	664.3
Other current assets, net	505.5	297.3
Total current assets	2,919.9	2,418.8
Properties, net	4,112.7	4,250.3
Goodwill	6,151.8	6,151.0
Other intangibles, net	13,345.6	13,556.1
Other assets	1,113.5	954.9
Total assets	$27,643.5	$27,331.1
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$3,220.0	$2,889.5
Current portion of long-term debt and short-term borrowings	559.8	1,020.1
Total current liabilities	3,779.8	3,909.6
Long-term debt	6,661.0	7,208.2
Pension and postretirement benefits	737.9	763.2
Deferred tax liabilities	2,607.7	2,381.6
Other liabilities	334.6	447.2
Total liabilities	14,121.0	14,709.8
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 210.0 shares and 209.8 shares, respectively)	2.1	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	102.2	102.3
Class B exchangeable shares, no par value (issued and outstanding: 11.1 shares and 11.1 shares, respectively)	417.8	417.8
Paid-in capital	6,963.5	6,937.8
Retained earnings	7,395.8	6,544.2
Accumulated other comprehensive income (loss)	(1,134.5)	(1,167.8)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Beverage Company stockholders' equity	13,275.5	12,365.0
Noncontrolling interests	247.0	256.3
Total equity	13,522.5	12,621.3
Total liabilities and equity	$27,643.5	$27,331.1

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	Nine Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$926.1	$428.2
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	604.2	714.9
Amortization of debt issuance costs and discounts	4.8	6.3
Share-based compensation	24.7	18.0
(Gain) loss on sale or impairment of properties and other assets, net	(10.2)	39.8
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(312.1)	(25.9)
Income tax (benefit) expense	203.4	265.2
Income tax (paid) received	(92.3)	(75.7)
Interest expense, excluding amortization of debt issuance costs and discounts	193.3	202.5
Interest paid	(220.6)	(236.1)
Change in current assets and liabilities and other	(53.6)	156.0
Net cash provided by (used in) operating activities	1,267.7	1,493.2
Cash flows from investing activities
Additions to properties	(363.4)	(456.4)
Proceeds from sales of properties and other assets	24.1	4.6
Other	(13.8)	0.5
Net cash provided by (used in) investing activities	(353.1)	(451.3)
Cash flows from financing activities
Exercise of stock options under equity compensation plans	4.6	4.0
Dividends paid	(73.9)	(125.3)
Payments on debt and borrowings	(1,005.0)	(913.5)
Proceeds on debt and borrowings	—	1.5
Net proceeds from (payments on) revolving credit facilities and commercial paper	46.4	224.6
Change in overdraft balances and other	(21.7)	(32.6)
Net cash provided by (used in) financing activities	(1,049.6)	(841.3)
Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	(135.0)	200.6
Effect of foreign exchange rate changes on cash and cash equivalents	(18.8)	7.3
Balance at beginning of year	770.1	523.4
Balance at end of period	$616.3	$731.3

SUMMARIZED SEGMENT RESULTS (volume and $ in millions) (Unaudited)

North America	Q3 2021	Q3 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	16.505	17.329	(4.8)			47.593	49.433	(3.7)
Net sales(2)	$2,224.7	$2,252.3	(1.2)	$19.6	(2.1)	$6,339.1	$6,242.2	1.6	$73.6	0.4
COGS(2)	(1,347.5)	(1,304.4)	3.3			(3,909.4)	(3,738.8)	4.6
MG&A	(524.6)	(517.3)	1.4			(1,492.8)	(1,439.1)	3.7
Pretax income (loss)	$345.7	$400.8	(13.7)	$2.1	(14.3)	$918.1	$888.5	3.3	$3.0	3.0
Underlying EBITDA	$502.6	$581.5	(13.6)	$4.2	(14.3)	$1,393.8	$1,582.0	(11.9)	$11.4	(12.6)

Europe	Q3 2021	Q3 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)(2)	6.351	6.478	(2.0)			15.317	15.443	(0.8)
Net sales(2)	$601.0	$504.1	19.2	$22.7	14.7	$1,328.4	$1,128.8	17.7	$90.1	9.7
COGS(2)	(376.5)	(313.9)	19.9			(877.3)	(783.8)	11.9
MG&A	(140.2)	(117.2)	19.6			(396.6)	(349.6)	13.4
Pretax income (loss)	$91.7	$40.9	124.2	$2.6	117.8	$49.7	$(46.9)	N/M	$(0.9)	N/M
Underlying EBITDA	$127.2	$120.4	5.6	$3.5	2.7	$189.2	$147.3	28.4	$9.4	22.1

Unallocated & Eliminations	Q3 2021	Q3 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	(0.005)	(0.018)	(72.2)			(0.019)	(0.073)	(74.0)
Net Sales	$(3.0)	$(2.9)	3.4			$(7.0)	$(11.3)	(38.1)
COGS(2)	94.9	67.3	41.0			322.3	36.0	N/M
Pretax income (loss)	$43.2	$8.7	N/M	$1.1	N/M	$161.7	$(148.2)	N/M	$3.5	N/M
Underlying EBITDA	$12.8	$10.6	20.8	$0.3	17.9	$37.4	$27.7	35.0	$0.4	33.6

Consolidated	Q3 2021	Q3 2020	Reported % Change	FX Impact	Constant Currency % Change	YTD 2021	YTD 2020	Reported % Change	FX Impact	Constant Currency % Change
Financial volume(1)	22.851	23.789	(3.9)			62.891	64.803	(3.0)
Net sales	$2,822.7	$2,753.5	2.5	$42.3	1.0	$7,660.5	$7,359.7	4.1	$163.7	1.9
COGS	(1,629.1)	(1,551.0)	5.0			(4,464.4)	(4,486.6)	(0.5)
MG&A	(664.8)	(634.5)	4.8			(1,889.4)	(1,788.7)	5.6
Pretax income (loss)	$480.6	$450.4	6.7	$5.8	5.4	$1,129.5	$693.4	62.9	$5.6	62.1
Underlying EBITDA	$642.6	$712.5	(9.8)	$8.0	(10.9)	$1,620.4	$1,757.0	(7.8)	$21.2	(9.0)

N/M = Not meaningful

(1)

Financial volume in hectoliters for North America and Europe excludes royalty volume of 0.619 million hectoliters and 0.601 million hectoliters for the three months ended September 30, 2021, respectively, and excludes royalty volume of 0.584 million hectoliters and 0.532 million hectoliters for three months ended September 30, 2020, respectively. Financial volume in hectoliters for North America and Europe excludes royalty volume of 1.771 million hectoliters and 1.499 million hectoliters for the nine months ended September 30, 2021, respectively, and excludes royalty volume of 1.387 hectoliters and 1.281 hectoliters for the nine months ended September 30, 2020, respectively.

(2)

Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals. The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

WORLDWIDE BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	Three Months Ended
	September 30, 2021	September 30, 2020	Change
Financial Volume	22.851	23.789	(3.9)%
Contract brewing and wholesaler volume	(1.973)	(1.739)	13.5%
Royalty volume	1.220	1.116	9.3%
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.443	0.211	110.0%
Total Worldwide Brand Volume	22.541	23.377	(3.6)%

Worldwide Brand Volume by Segment
North America	15.927	16.561	(3.8)%
Europe	6.614	6.816	(3.0)%
Total	22.541	23.377	(3.6)%

Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesaler volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Royalty volume consists of our brands produced and sold by third parties under various license and contract-brewing agreements and because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.

USE OF NON-GAAP MEASURES

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present constant currency, "underlying COGS per hectoliter" (COGS adjusted for non-GAAP items divided by reported financial volume), "underlying MG&A," "underlying net income," "underlying income per diluted share," "underlying effective tax rate" and "underlying free cash flow" as well as net sales and pre-tax income in constant currency, among others, which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, the related tax effects and certain discrete tax items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. In addition, constant-currency results exclude the impact of foreign currency movements. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying depreciation and amortization, underlying effective tax rate and underlying EBITDA are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, the related tax effects and certain discrete tax items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Constant currency is a non-GAAP measure utilized by Molson Coors management to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. This information is non-GAAP and should be viewed as a supplement to (not a substitute for) our reported results of operations under U.S. GAAP. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying EBITDA in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior-period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current-period results in U.S. dollars, as if foreign exchange rates had not changed from the prior-year period. Additionally, we exclude any non-operating transactional foreign currency impacts, reported within the Other Income/Expense, net line item, from our current period results.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES

Underlying EBITDA

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2021	September 30, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$453.0	$342.8	32.1%
Add: Net income (loss) attributable to noncontrolling interests	0.8	3.6	(77.8)%
U.S. GAAP: Net income (loss)	453.8	346.4	31.0%
Add: Interest expense (income), net	63.3	67.9	(6.8)%
Add: Income tax expense (benefit)	26.8	104.0	(74.2)%
Add: Depreciation and amortization	200.3	220.7	(9.2)%
Adjustments included in underlying income(1)	(97.0)	(8.8)	N/M
Adjustments to arrive at underlying EBITDA(2)	(4.6)	(17.7)	(74.0)%
Underlying EBITDA	$642.6	$712.5	(9.8)%

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2021	September 30, 2020	Change
U.S. GAAP: Net income (loss) attributable to MCBC	$925.7	$420.8	120.0%
Add: Net income (loss) attributable to noncontrolling interests	0.4	7.4	(94.6)%
U.S. GAAP: Net income (loss)	926.1	428.2	116.3%
Add: Interest expense (income), net	196.5	206.5	(4.8)%
Add: Income tax expense (benefit)	203.4	265.2	(23.3)%
Add: Depreciation and amortization	604.2	714.9	(15.5)%
Adjustments included in underlying income(1)	(295.5)	249.8	N/M
Adjustments to arrive at underlying EBITDA(2)	(14.3)	(107.6)	(86.7)%
Underlying EBITDA	$1,620.4	$1,757.0	(7.8)%

N/M = Not meaningful

(1)	Includes adjustments to non-GAAP underlying income related to special and non-core items. See Reconciliations to Nearest U.S. GAAP Measures by Line Item table for detailed adjustments.
(2)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income (loss) attributable to MCBC.

Underlying Free Cash Flow

(In millions) (Unaudited)		Nine Months Ended
		September 30, 2021	September 30, 2020
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,267.7	$1,493.2
Less:	Additions to properties(1)	(363.4)	(456.4)
Add/Less:	Cash impact of special items(2)	25.7	72.2
Add/Less:	Cash impact of other non-core items(3)	3.0	51.3
Non-GAAP:	Underlying Free Cash Flow	$933.0	$1,160.3

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for restructuring activities for the nine months ended September 30, 2021 and September 30, 2020.
(3)

Included in net cash provided by (used in) operating activities and primarily reflects costs paid for the cybersecurity incident, net of insurance recoveries, in North America for the nine months ended September 30, 2021 and costs paid for on-premise keg sales returns and "thank you" pay for certain essential North America brewery employees for the nine months ended September 30, 2020.

Effective Tax Rate Reconciliation

(Unaudited)	Three Months Ended
	September 30, 2021	September 30, 2020
GAAP Effective Tax Rate	6%	23%
Add/(less):(1)
Tax effect of special and other non-core items	(5%)	(1%)
Discrete and other non-core tax items(2)	—%	(2%)
Underlying (Non-GAAP) Effective Tax Rate	1%	20%

(1)

Adjustments related to the tax effect of special and non-core items as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete and other non-core tax items include significant tax audit and prior-year reserve adjustments, impact of significant tax legislation and tax rate changes, and significant non-recurring and period specific tax items.

(2)

The decrease in discrete and other non-core income tax expense in 2020 is primarily due to the remeasurement of deferred tax liabilities in the amount of $6 million in the third quarter of 2020. The remeasurement followed the announcement that the legislation to decrease the U.K. corporate income tax rate would be repealed and the rate would not be reduced from 19 to 17 percent as originally planned.

Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	Three Months Ended September 30, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$2,822.7	$(1,629.1)	$(664.8)	$531.4	$(0.4)	$453.0	$2.08
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	2.0	—	2.0	0.01
Impairments or asset abandonment charges	—	—	—	6.8	—	6.8	0.03
Termination fees and other (gains) losses	—	—	—	(11.4)	—	(11.4)	(0.05)
Non-Core items
Unrealized mark-to-market (gains) losses	—	(91.9)	—	(91.9)	—	(91.9)	(0.42)
Other non-core items	(0.2)	—	(0.5)	(0.7)	(1.8)	(2.5)	(0.01)
Total Special and Other Non-Core items	$(0.2)	$(91.9)	$(0.5)	$(95.2)	$(1.8)	$(97.0)	(0.45)
Tax effects on special and other non-core items	—	—	—	—	—	22.9	0.11
Discrete tax items	—	—	—	—	—	1.6	0.01
Underlying (Non-GAAP)	$2,822.5	$(1,721.0)	$(665.3)	$436.2	$(2.2)	$380.5	$1.75

(In millions, except per share data) (Unaudited)	Nine Months Ended September 30, 2021
	Net sales	Cost of goods sold	Marketing, general and administrative expenses	Operating income (loss)	Other income (expense), net	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$7,660.5	$(4,464.4)	$(1,889.4)	$1,289.4	$(2.3)	$925.7	$4.26
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	9.3	—	9.3	0.04
Impairments or asset abandonment charges	—	—	—	17.1	—	17.1	0.08
Termination fees and other (gains) losses	—	—	—	(9.1)	—	(9.1)	(0.04)
Non-Core items
Unrealized mark-to-market (gains) losses	—	(315.3)	—	(315.3)	—	(315.3)	(1.45)
Other non-core items	1.9	—	2.1	4.0	(1.5)	2.5	0.01
Total Special and Other Non-Core items	$1.9	$(315.3)	$2.1	$(294.0)	$(1.5)	$(295.5)	(1.36)
Tax effect on special and other non-core items	—	—	—	—	—	70.0	0.32
Discrete tax Items	—	—	—	—	—	25.7	0.12
Underlying (Non-GAAP)	$7,662.4	$(4,779.7)	$(1,887.3)	$995.4	$(3.8)	$725.9	$3.34

Reconciliation to Underlying EBITDA by Segment

(In millions) (Unaudited)	Three Months Ended September 30, 2021
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$345.7	$91.7	$43.2	$480.6
Add/(less):
Net sales(1)	—	(0.2)	—	(0.2)
Cost of goods sold(2)	—	—	(91.9)	(91.9)
Marketing, general & administrative	(0.4)	(0.1)	—	(0.5)
Special items, net(3)	7.1	(9.7)	—	(2.6)
Other income/expense non-core items	(1.8)	—	—	(1.8)
Total Special and other Non-Core items	$4.9	$(10.0)	$(91.9)	$(97.0)
Underlying pretax income (loss)	$350.6	$81.7	$(48.7)	$383.6
Interest expense (income), net	0.3	1.5	61.5	63.3
Depreciation and amortization	154.8	45.5	—	200.3
Adjustments to arrive at underlying EBITDA(4)	(3.1)	(1.5)	—	(4.6)
Underlying EBITDA	$502.6	$127.2	$12.8	$642.6

(In millions) (Unaudited)	Nine Months Ended September 30, 2021
	North America	Europe	Unallocated	Consolidated
Income (loss) before income taxes	$918.1	$49.7	$161.7	$1,129.5
Add/(less):
Net sales(1)	—	1.9	—	1.9
Cost of goods sold(2)	—	—	(315.3)	(315.3)
Marketing, general & administrative	2.1	—	—	2.1
Special items, net(3)	19.4	(2.1)	—	17.3
Other income/expense non-core items	(1.5)	—	—	(1.5)
Total Special and other Non-Core items	$20.0	$(0.2)	$(315.3)	$(295.5)
Underlying pretax income (loss)	$938.1	$49.5	$(153.6)	$834.0
Interest expense (income), net	1.0	4.5	191.0	196.5
Depreciation and amortization	463.4	140.8	—	604.2
Adjustments to arrive at underlying EBITDA(4)	(8.7)	(5.6)	—	(14.3)
Underlying EBITDA	$1,393.8	$189.2	$37.4	$1,620.4

(1)	Includes keg sales returns adjustments related to the on-premise impacts resulting from the coronavirus pandemic.
(2)

The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.

(3)

See Part I—Item 1. Financial Statements, Note 5, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2021, includes accelerated depreciation in excess of normal depreciation of $4.6 million and $14.3 million, respectively. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.

(4)

Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to underlying income above, as these items are added back as adjustments to net income attributable to MCBC.

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